UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

February 13, 2019

Date of report (date of earliest event reported)

FIVE POINT HOLDINGS, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-38088	27-0599397
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15131 Alton Parkway, 4th Floor, Irvine, California		92618
(Address of principal executive offices)		(Zip Code)

(949) 349-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement

Following discussions with the members of a joint venture (the “Mall Venture”) engaged in a project with Five Point Holdings, LLC (the “Company”) to develop an urban retail outlet shopping district (the “Retail Project”) at the Company’s Candlestick Point community in San Francisco, California, the Company and the members of the Mall Venture, which include entities affiliated with The Macerich Company (together with its affiliates, “Macerich”), Lennar Corporation (together with its affiliates, “Lennar”), and Castlelake, L.P. (together with its affiliates, “Castlelake”), have determined not to proceed with the Retail Project. Accordingly, on February 13, 2019, the following transactions relating to the termination of the Retail Project were consummated:

•

The obligation of The Shipyard Communities, LLC (the “San Francisco Venture”), a subsidiary of the Company, to convey parcels of property on which the Retail Project was intended to be developed by the Mall Venture was terminated, and the San Francisco Venture was also released from certain development obligations. In return, the San Francisco Venture repaid Macerich a $65.1 million obligation related to a promissory note in the same principal amount (the “Note”), plus approximately $5.5 million of accrued interest associated with the Note. The San Francisco Venture issued an aggregate of 436,498 of its Class A Units (while the Company concurrently issued 436,498 of the Company’s Class B common shares) to affiliates of Lennar and Castlelake. The San Francisco Venture can now redevelop these parcels for alternative uses.

•

An affiliate of Lennar agreed to contribute $25 million to the San Francisco Venture in exchange for the issuance of 25 million units of a new class of membership interest, designated as “Class C Units” (the “Class C Units”), redeemable at a price of $1 per Class C Unit as described further below. Accordingly, pursuant to the First Amendment to the Second Amended and Restated Limited Liability Company Agreement of The Shipyard Communities, LLC, dated as of February 13, 2019 (the “LLCA Amendment”), executed by Five Point Operating Company, LP, as manager of the San Francisco Venture, the San Francisco Venture was authorized to issue the Class C Units. The holders of Class C Units are not entitled to receive distributions. In connection with the issuance of the Class C Units, the San Francisco Venture agreed to spend $25 million on the development of infrastructure and/or parking facilities at the Company’s Candlestick Point development.

Provided that Lennar completes the construction of a certain number of new homes in Candlestick Point as contemplated under its agreements with the Company, the San Francisco Venture is required to redeem the Class C Units if and when the Company receives reimbursements from the Mello-Roos communities facilities district (“CFD Reimbursements”) formed for the Candlestick Point project, in an aggregate amount equal to 50% of any CFD Reimbursements up to a maximum amount of $25 million. Upon a liquidation of the San Francisco Venture, the holders of Class C Units are entitled to a liquidation preference in an aggregate amount equal to the cumulative amount of all CFD Reimbursements received, less the aggregate amount previously paid to redeem Class C Units. The maximum amount payable by the San Francisco Venture pursuant to redemptions or liquidation of the Class C Units is $25 million.

•

The Development Management Agreement (Candlestick Point Mixed-Use Project), dated as of July 2, 2016 (the “DMA”), between the Company’s subsidiary, The Newhall Land and Farming Company, LLC, and CPHP Development, LLC, an entity affiliated with Lennar and Castlelake (“CPHP”) was terminated, except for reimbursement obligations of CPHP, mutual indemnity provisions and confidentiality obligations, which survived.

Lennar and Castlelake directly and indirectly hold approximately 39.5% and 17.2% of the Company’s outstanding voting shares, respectively. Three of the Company’s directors are executive officers of Lennar, and one of the Company’s directors is a managing partner of Castlelake.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 of this Report relating to the termination of the DMA is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: February 20, 2019

FIVE POINT HOLDINGS, LLC

By:	/s/ Michael Alvarado
Name:	Michael Alvarado
Title:	Chief Legal Officer, Vice President and Secretary